EXHIBIT 99.1

Pinnacle Airlines Files for Chapter 11 Reorganization to Continue Implementing Turnaround Plan

Receives Commitment for $74.3 Million of Debtor-in-Possession Financing from
Delta Air Lines; Represents $30 Million in New Funding for Operations

MEMPHIS, Tenn., April 1, 2012—Pinnacle Airlines Corp. (NASDAQ: PNCL) today announced that the Company and its subsidiaries have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Court”). Pinnacle intends to use the Chapter 11 process to continue implementing a comprehensive turnaround plan aimed at addressing its operational and financial challenges in a rapidly evolving regional airline industry. During this process, the company will remain focused on providing passengers with safe, reliable and timely service in collaboration with its network partners, Delta Connection, United Express and US Airways Express.

Pinnacle expects to accomplish several key initiatives during the restructuring process to help ensure that it returns to profitability and remains viable over the long term as the regional airline industry continues to contract and transform. These initiatives include restructuring its key operating agreements with Delta Air Lines, winding down its operations with United Airlines, completing the wind-down of its Essential Air Service (EAS) flying with US Airways, achieving cost savings from its workforce, identifying additional opportunities across the organization to reduce costs, and ensuring that it has the appropriate fleet, staffing levels and network to operate profitably on an ongoing basis.

Sean Menke, President and CEO of Pinnacle, said, “We intend to use the Chapter 11 process to reset our financial and operational structure in order to position Pinnacle for viability over the long term.  Quite simply, our current business model is not sustainable, as increasing operating expenses, liquidity constraints, business integration delays and difficulties associated with combining our operations have hindered our ability to maximize our growth potential.  Following a lengthy review process, and with the assistance of independent financial, industry and legal advisors, our Board of Directors determined that a court-supervised restructuring is the only feasible course of action to implement our turnaround plan.”

Menke continued, “We are committed to delivering safe, reliable travel throughout this process, and thank all of our employees for their continued focus on providing our mainline partners and their customers with on-time flights and superior in-flight service.  Our objective is to emerge from this process as a stronger, more focused company, with a revised business model, a substantially improved cost structure and operating agreements that will position us for profitable growth in the future.”

In conjunction with the filing, Pinnacle has received a commitment for secured super-priority debtor-in-possession financing (“DIP Financing”) from Delta Air Lines, Inc. in the amount of $74.3 million. Following Court approval, $44.3 million will be used by Pinnacle to repay a secured promissory note held by Delta. The remaining $30 million in DIP financing, combined with cash generated by Pinnacle’s ongoing operations, will be available to help ensure that Pinnacle has sufficient liquidity to meet its operational and restructuring needs.

Pinnacle has filed a series of customary motions with the Court seeking to ensure the continuation of normal operations, including requesting Court approval to continue to pay employee wages, salaries and benefits without interruption and to pay suppliers for fuel and other goods and services provided after the filing date.

Pinnacle noted that it previously filed withdrawal notices with the U.S. Department of Transportation (DOT) for all of the Essential Air Service (EAS) markets currently served by Colgan Air, a Pinnacle subsidiary. Pinnacle has asked the DOT to establish an accelerated process to identify replacement carriers for the EAS markets it serves, which are currently served by Saab 340 aircraft.

The remaining Saab 340 fleet that Colgan operates for United Express will be wound down over the next several months, with these operations projected to end by Aug. 1, 2012.  Similarly, Colgan’s Q400 aircraft operations will be wound down by Nov. 30, 2012.

More information about Pinnacle’s restructuring is available online at www.pinnaclerestructuring.com. Court filings and claims information are available at http://dm.epiq11.com/PinnacleAirlines.

Davis Polk & Wardwell LLP and Akin Gump Strauss Hauer & Feld LLP are serving as the company’s legal advisors in the restructuring. Barclays Capital and Seabury Group LLC are serving as financial advisors.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 8,000 employees, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 199 regional jets and 62 turboprops on more than 1,540 daily flights to 188 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at nine major U.S. airports. Visit www.pncl.com for more information.

Forward-Looking Information

This press release contains "forward-looking statements." These statements are based on management's current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those that the Company now anticipates -- both in connection with the Chapter 11 filings the Company is announcing today and the Company's business and financial prospects. Statements of management's expectations, including its desire to successfully restructure in order to return the Company to long term viability and financial strength, to compete effectively in the marketplace, to cut costs and to restore profitability, are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

Contacts

Media:
Joe Williams
Pinnacle Airlines Corp.
901-346-6162
mediarelations@pncl.com

Michael Freitag / Nick Lamplough
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Investors:
Ron Kay
901-344-5705
investorrelations@pncl.com